EXHIBIT 99.1

Elgrande in Advanced Talks to Acquire Home Automation Company

Elgrande to Refocus Efforts on Smart Home Technology Market

VANCOUVER, BC, August 14, 2006 - Elgrande International (OTCBB:EGDI) announced today that the Company is refocusing its efforts on smart home technology.  Elgrande plans to enter this business through an acquisition. They are currently in advanced discussions with a privately-held company in this sector and Elgrande expects to sign a letter of intent to acquire the company by the end of the month and complete the acquisition before the end of the year. The acquisition is expected to be paid for with a combination of stock and cash.

The acquisition candidate has contracts/relationships with a number of builders, primarily those developing high-end condominiums and gated communities in the Southwest USA and Western Canada. Conservatively based on the work-in-progress and the typical systems ordered, the acquisition could contribute up to $5,000,000 of revenue by the end of 2007.

The home automation industry companies create the “smart homes” including security, automated lighting, intelligent climate control and whole-house audio video. An important new feature is the Web-enabled house — wherever you are in the world, you can call up a Web page that lets you check on the status of your home, view security camera images, lock or unlock doors, and adjust lighting and temperature.  Or your house can send you messages such as door sensors can tell you when (or if) the kids have arrived home.

This equipment, previously limited to high-end luxury homes, has become more common in new construction homes due to enhanced features and decreasing prices. At a recent digital home conference in San Diego, California 150 homebuilders gathered to discuss home automation for the hundreds or thousands of new homes that they build each year in the $250,000-$800,000 range. Nearly 50 percent of new homes built last year had structured wiring. Even though wireless technology is improving, most agree that the optimal quality comes from wired systems.

Michael Holloran, Chief Executive Officer of Elgrande International, added, "As we have previously announced, the Company has experienced ongoing problems securing on-time delivery of products produced by Walther-Glas GmbH. As a result, sales of Walther-Glas Love Plates product have not met expectations. Therefore, given the opportunity of this acquisition, we have determined that it is in the best interest of the shareholders to complete this acquisition, subject to final negotiations. The home automation business is just in its infancy stages and more homes and businesses are being outfitted each year.  This opens up a significant new market and we expect to take advantage of that to recognize significant growth and become a geographic leader in the home automation and security industry. The acquisition will initiate this transition. In anticipation we plan to phase out of the home décor sector progressively over the next 4 months.”

Safe Harbor Provision

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include "Elgrande expects to sign a letter of intent to acquire the company by the end of the month and complete the acquisition before the end of the year,” “The acquisition is expected to be paid for with a combination of stock and cash,” “Conservatively based on the work-in-progress and the typical systems ordered, the acquisition could contribute up to $5,000,000 of revenue by the end of 2007,” “We expect to take advantage of that to recognize significant growth and become a geographic leader in the home automation and security industry,” and “In anticipation we plan to phase out of the home décor sector progressively over the next 4 months.” and are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Risk factors include, lack of inventory financing, foreign currency fluctuations, availability of product, uncertainty concerning market acceptance of its products, competition and other risk factors as outlined in the Company's SEC filings.

Contact Information

FOCUS Partners LLC
Alison Hart
ah@focuspartners.com
212-755 4884